Exhibit 99.1

PROPOSED FINAL ENVIRONMENTAL IMPACT REPORT ISSUED FOR ATLANTIC RIM PROJECT

December 4, 2006 — New York, NY — Warren Resources, Inc., (Nasdaq: WRES) today reported the issuance by the U.S. Bureau of Land Management (BLM) of the proposed Final Environmental Impact Statement (Final EIS) for the Atlantic Rim Natural Gas Development Project in Carbon County, Wyoming. The proposed action of the BLM allows the development of the natural gas resource by drilling up to 2,000 wells of which 1,800 would be drilled to coalbeds and 200 to other conventional formations. Based upon the current knowledge of the geologic formations, the BLM’s proposed minimum well spacing would be 80 acres per well.  Under the four alternatives examined in the Final EIS, the BLM’s preferred alternative is Alternative D which monitors and minimizes the amount of surface disturbance by allowing an average per well disturbance of 6.5 acres and a maximum disturbed acreage at any time of 7,600 acres. This maximum disturbed acreage would initially limit the Atlantic Rim Project to approximately 1,200 wells, however, reclaimed acreage would be credited against the maximum allowable disturbed acreage, including short-term reclaimed acreage following drilling and completion activities. Waste water produced from coalbed natural gas production wells would be disposed of by subsurface re-injection.

The proposed Final EIS was published in the U.S. Federal Register and can be viewed on the BLM’s website at http://www.wy.blm.gov/nepa/rfodocs/atlantic_rim/index.htm.

The proposed Final EIS addresses the questions and concerns raised in public hearings and comment letters received from the public in response to the previous draft and supplemental environmental documentation issued for the Atlantic Rim Project. Comments on the proposed Final EIS will be accepted by the BLM for a 30 day review period. Warren believes that the issuance of the proposed Final EIS is a significant milestone in the environmental review process as it represents the last step prior to the issuance of a Record of Decision by the BLM, which is expected during the 1st quarter of 2007.

Norman F. Swanton, Chairman and CEO of Warren, stated “we are very pleased that the BLM’s preferred alternative will allow for future development of up to 2,000 wells in the Atlantic Rim Project.”

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its primary and secondary water flood oil recovery programs in the Wilmington Units located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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